Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of this 1st day of January, 2007, by and between MonoSol RX, LLC (the “Company”), and Carl G. Fischer, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its Senior Director Finance, and Executive is willing to accept such employment by the Company, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive desire that the terms of this Agreement begin on January 1, 2007 (the “Effective Date”);

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein set forth, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Employment. During the term of this Agreement, the Executive agrees to be employed by and to serve the Company as its Senior Director Finance, and the Company agrees to employ and retain Executive in such capacity. The Executive shall report directly to Chief Financial Officer. The Executive shall: (i) devote his entire business time, energy and skill to the affairs of the Company; (ii) faithfully, loyally, and industriously perform all duties incident to the position of Sr. Director Finance, as well as any other duties consistent with the stature and responsibility of the Executive’s position as may from time to time be assigned by the Chief Financial Officer; and (iii) diligently follow and implement all policies, practices, procedures, and rules of the Company. Notwithstanding any provision herein to the contrary, Executive shall not be precluded from devoting reasonable periods of time required for serving as a member of one or more advisory boards or boards of directors of companies or organizations or engaging in other minor business activities, so long as such memberships or activities do not interfere with the performance of Executive’s duties hereunder and are not directly or indirectly competitive with, nor contrary to, the business or other interests of the Company, subject to prior approval by the Chief Financial Officer, which approval shall be granted in the Chief Financial Officer’s reasonable sole discretion.

2.                                       Employment Term. The Employment Term of the Executive under this Agreement shall be for a period of six (6) months (January 1 — June 29, 2007). The Employment Term shall commence on the Effective Date of this Agreement as set forth above. Employment Term will not automatically extend or renew unless the Company and Executive mutually agree on new terms prior to expiration of this Agreement. If the terms of a new Agreement or an extension of this Agreement cannot be reached prior to June 29, 2007, this Agreement shall expire. Expiration of this Agreement shall not constitute a termination pursuant to Section 5 and shall not trigger any of the obligations set forth in Section 6. In the event that this Agreement expires, the Executive shall receive his Base Salary through June 29, 2007 and a Bonus of thirty percent (30%) of his Base Salary (provided that Executive and the Company satisfy the performance targets) pro-rated to reflect the six (6) month Employment Term, as well as any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s rights under such plan. This Agreement may also be terminated by either party prior to expiration of the Agreement pursuant to Section 5.

3.                                       Compensation.

A.                                   Base Salary. As compensation for services rendered to the Company pursuant to this Agreement, the Company shall pay to Executive a base salary (the “Base Salary”) at a rate of $135,000.00 per annum, payable at a rate of $11,250.00 per month. The Base Salary will be paid in accordance with the standard payroll policies of the Company as from time to time are in effect, from which shall be deducted federal and, if applicable, state income taxes, social security taxes, and such other and similar payroll taxes and charges as may be required or appropriate under applicable law.

B.                                     Bonus.

(i)                                     Bonus. In addition to the Base Salary, at the end of the Employment Term, Executive may be eligible for a bonus of thirty percent (30%) of Executive’s Base Salary pro-rated to reflect the six (6) month Employment Term. The Bonus is not guaranteed and is contingent upon the Executive and the Company both achieving established performance targets. Executive must be employed by the Company on June 29, 2007 in order to receive this Bonus payment.

4.                                       Additional Benefits.

A.                                   Executive Benefits. During the Employment Term, Executive shall be eligible to participate in employee benefit plans as are generally available to other executive level employees in the Company. Benefit eligibility is determined by the terms of each benefit plan. All employee benefit plans are subject to change or cancellation, from time to time, at the Company’s discretion.

B.                                     Vacation. During the Employment Term, the Executive shall be allowed to take up to two (2) weeks of vacation. Unused vacation days at the end of the Employment Term shall be paid to the Executive upon expiration of this Agreement. Pay for unused vacation days upon termination is described in Section 6.

C.                                     Sick Leave. During the Employment Term, the Executive shall be eligible for             sick days. The Executive shall not receive pay for any unused sick days at the end of the Employment Term or upon any termination as described in Section 5.

D.                                    Performance Units Plan. During the Employment Term, the Executive’s eligibility, rights, obligations, and requirements for participation in the Performance Unit Plan shall be governed exclusively by the terms and conditions of the Performance Units Plan Agreement.

5.                                       Termination.

A.                                   Termination for Cause. Notwithstanding anything to the contrary contained in this Agreement, Termination for Cause may be effected by the Company at any time during the term of this Agreement by written notification to the Executive in accordance with Section 7(A) of this Agreement. For purposes of this Agreement, “Termination for Cause” shall mean:

(1)                                  the willful and continued failure of such Executive to perform his duties, including, without limitation, such Executive’s failure or refusal to follow the legitimate directions of the Company and/or of any of the persons to whom such Executive reports (other than any such failure resulting from his death or permanent disability); or

(2)                                  the engaging by such Executive in willful, reckless or negligent conduct in connection with his employment or other relationship which is materially detrimental to the Company; or,

(3)                                  the Executive has materially breached his obligations under Section 7 of this Agreement; or,

(4)                                  the conviction of such Executive of any felony or any crime involving moral turpitude; or,

(5)                                  such Executive’s reporting to work impaired by or under the influence of alcohol or illegal drugs; or,

(6)                                  such Executive’s engaging in the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises; or,

(7)                                  such Executive’s engaging in sexual harassment or other violation of any harassment or discrimination law; or

(8)                                  Executive’s commission of fraud in connection with Executive’s employment or theft, misappropriation or embezzlement of the Company’s funds; or,

(9)                                  the demonstrated use or disclosure by Executive of any confidential proprietary or trade secret information of Executive’s former employer or that Executive learned or obtained through his former employer; or,

(10)                            the demonstrated use or disclosure by the Executive of any confidential information of the Company except when such disclosure is made pursuant to the directions of the Company or in accordance with Company policy; or,

(11)                            such Executive’s engaging in competitive behavior against the Company, purposely aiding a competitor of the Company, or misappropriating or aiding in misappropriating a material opportunity of the Company.

All determinations of “Cause” shall be made by the Chief Financial Officer. If the Company elects to terminate Executive’s employment for Cause pursuant to clause (1) of the definition of “Cause” and the action or inaction prompting such termination is capable of cure, the Company shall first give Executive written notice thereof including a description of the evidence upon which the Board has relied to support such finding and, a period of thirty (30) days (the “Cause Notice Period”) from the date of such notice to cure the action or inaction giving rise to the written notice. If such action or inaction is not cured by Executive by the end of the Cause Notice Period, as determined by the Chief Financial Officer and communicated to the Executive in writing, such termination shall be effective upon the first day after the expiration of the Cause Notice Period. If Executive’s conduct falls within any clause of the definition of Cause other than clause (1) or it falls within clause (1) and is not curable, no notice need be given by the Company before terminating the Executive for Cause.

B.                                     Termination by Reason of Disability. In a manner consistent with the Americans with Disabilities Act the Family and Medical Leave Act, and the New Jersey Family Leave Act, this Agreement may be terminated at the Company’s option immediately upon notice to Executive if Executive shall suffer a Permanent Disability. For purposes of this Agreement, the term “Permanent Disability” shall mean the Executive’s inability to perform the essential functions of his job under this Agreement, with or without reasonable accommodation, for a period of ninety (90) consecutive days or for an aggregate of one hundred twenty (120) days, whether or not consecutive, in any twelve (12) month period, due to illness, accident or other physical or mental incapacity, as determined by a board certified physician mutually agreed to by both the Executive and the Company.

C.                                     Termination by Reason of Death. In the event of the Executive’s death, the Executive’s employment shall be deemed to have terminated on the date of Executive’s death.

D.                                    Resignation. Executive may terminate this Agreement at any time, subject to providing sixty (60) days’ written notice to the Company in accordance with Section 7(B) of this Agreement; provided, however, that Executive’s covenants and obligations under Section 8 herein shall survive Executive’s voluntary resignation.

E.                                      Involuntary Termination. Notwithstanding anything to the contrary contained in this Agreement, after ninety (90) days of the Employment Term, involuntary termination may be effected by the Company by giving written notification to the Executive in accordance with Section 7(A) of this Agreement. For purposes of this Agreement, the term “Involuntary Termination” shall mean any termination of the Executive’s employment by the Company during the Employment Term that does not qualify as one of the following: (i) Termination for Cause; (ii) Termination by Reason of Disability; or (iii) Termination by Reason of Death.

6.                                       Obligations of the Company Upon Termination.

A.                                   Termination for Cause. In the event that the Executive’s employment under this Agreement is terminated for Cause, the Company shall have no obligation to pay the Base Salary or any other Bonus or compensation provided under this Agreement, to or for the benefit of the Executive for any period after the date of such termination; provided, however, that the Company shall promptly pay: (i) all Base Salary earned by the Executive prior to the date of such termination; and (ii) any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s rights under such plan.

B.                                     Termination by Reason of Disability. In the event that the Executive’s employment under this Agreement is terminated in a Termination by Reason of Disability, the Company shall have no obligation to pay the Base Salary provided under this Agreement to or for the benefit of the Executive for any period after the date of such termination; provided, however, that the Company shall promptly pay: (i) all Base Salary earned by the Executive prior to the date of such termination; (ii) any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s rights under such plan; (iii) a cash payment equal to the Bonus received by the Executive for the previous year, pro-rated for the number of days employed up to the date of termination; and (iv) accrued, unused vacation pay. In addition, notwithstanding anything to the contrary in the Performance Units Plan, any Performance Units held by the Executive shall vest on a pro rata basis up to the date of termination and, at the option of the Executive, shall not be subject to repurchase;

C.                                     Termination by Reason of Death. If the employment of the Executive hereunder shall terminate because of death of the Executive, the Company shall have no obligation to pay the Base Salary provided under this Agreement to or for the benefit of the Executive for any period after the date of such termination; provided, however, that the Company shall promptly pay: (i) all Base Salary earned by the Executive prior to the date of such termination; (ii) any benefits under any plans of the Company in which the Executive was a participant to the full extent of the Executive’s rights under such plans; and (iii) accrued, unused vacation pay, and (iv) a cash payment equal to the Bonus received by the Executive for the previous year, pro-rated for the number of days employed up to the date of termination. In addition, notwithstanding anything to the contrary in the Performance Units Plan, any Performance Units held by the Executive shall vest on a pro rata basis up to the date of termination and, at the option of the Executive, shall not be subject to repurchase.

D.                                    Resignation. In the event that the Executive resigns from his employment prior to expiration of the Employment Term, the Company may, at its discretion, continue the Executive’s employment with the Company for the full amount of the notice period. In the event of said termination, the Company shall have no obligation to pay the Base Salary or any other Bonus or compensation provided under this Agreement to or for the benefit of the Executive for any period after the end of said notice; provided, however, that the Company shall promptly pay: (i) all Base Salary earned by the Executive prior to the date of such termination; and (ii) any benefits under any plans of the Company in which Executive is a participant, to the full extent of the Executive’s rights under such plans.

E.                                      Involuntary Termination. In the event that the Executive’s employment under this Agreement is involuntarily terminated as defined in Section 5(E) of this Agreement, the Company shall: (i) continue to pay the Executive the Base Salary for the remainder of the Employment Term (the “Severance Period”), at such intervals as the same would have been paid had the Executive remained in the active service of the Company; and, (ii) pay any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the

Executive’s rights under such plans for the remainder of the Severance Period, (iii) reimburse Executive for his cost of purchasing medical benefits solely for Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, provided COBRA is available and is elected during the Severance Period. Such reimbursement shall continue through the Severance Period or until such time as Executive is eligible to receive medical benefits from another employer, whichever period is shorter. If during the Severance Period, the Executive materially breaches his obligations under Section 8 of this Agreement, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments to Executive.

7.                                       Notice of Termination.

A.                                   The Company may effect a termination of this Agreement pursuant to the provisions of Section 5 of this Agreement upon giving two (2) weeks written notice to the Executive of such termination; provided, however, that a Termination for Cause under Section 5(A) shall take effect immediately, at the option of the Chief Financial Officer of MonoSol RX, LLC.

B.                                     The Executive may effect a termination of this Agreement pursuant to the provisions of Section 5(D) of this Agreement upon giving two (2) weeks written notice to the Company.

8.                                       Covenants of the Executive.

In order to induce the Company to enter into this Agreement and employ the Executive hereunder, the Executive hereby covenants and agrees as follows. For all purposes under this Section 8 herein, the Company’s “business” shall mean film based delivery systems to deliver drug actives, nutraceuticals, cosmaceuticals or flavors, and soluble film based packaging systems.

A.                                   Non-Competition; Non-Solicitation. During the Employment Term and for one (1) year following the Executive’s termination of employment by either party for any reason, Executive shall not without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company: (a) engage or participate in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, advisor, creditor, or otherwise with the operation, management, or conduct of any Competitor of the Company; (b) solicit, contact, interfere with, or divert, or attempt to solicit, contact, interfere with, or divert, any customer or vendor of the Company or potential customer or vendor identified by Company during the Executive’s employment and with whom the Executive had any dealings or relationship or from whom the Executive gained confidential information; or (c) solicit or attempt to solicit, directly or indirectly, any person employed by the Company at any time during the one (1) year period prior to the Executive’s termination to resign from the Company or to join the Executive, whether as a partner, agent, employee, or otherwise, with any Competitor. The term “Competitor” as used in Sections 8(A) and 8(B) refers to any business or entity which is or plans to develop, manufacture, market, or sell any system or product designed to compete directly with the systems and products of the Company and its subsidiaries and affiliates which are under active development or are manufactured, marketed or sold.

B.                                     Confidentiality. During the Employment Term, and following the termination of this Agreement for any reason for as long as the information remains confidential, Executive shall not make any use, for his own benefit or for the benefit of a business or entity other than Company, of any verbal or written secret or confidential information. Such confidential information shall include, but not be limited to, customer lists, trade secrets, sales, marketing or consignment information, vendor lists or operational resource information, forms, processes or procedures, budget and financial statements or information, files, records, documents, compilation of data, engineering drawings, computer print-outs, or any other data of or pertaining to Company, its business, customers and financial affairs, or its services not generally known within Company’s trade and which was acquired by him during his affiliation with Company. Executive shall not remove from Company premises or retain without the Company’s written consent any of Company’s confidential information as defined herein, or copies of or extracts therefrom. Executive shall hold in a fiduciary capacity for the benefit of Company all secret or confidential information, knowledge, or data of Company or its business or production operations obtained by Executive during his employment by Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by Executive) and shall not, during his employment hereunder or after the termination of such employment, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than Company or persons, firms or corporations designated by Company. Executive acknowledges that this information is treated as confidential by Company, that Company takes meaningful steps to protect the confidentiality of this information, and that Company has at all times directed Executive to maintain the confidentiality of this information. Immediately upon termination of this Agreement, Executive shall return all of Company’s property to it, including any and all copies of said property.

C.                                     Ownership of Work Product. Executive agrees that Company shall own all intellectual property including trade secrets, patents, patentable inventions, discoveries and improvements that relate to Company’s business that Executive conceives, develops during the Employment Term or delivers to the Company while performing services pursuant to this Agreement (“Work Product”). Executive further agrees to deliver to the Company, and that the Company shall thereafter own for all purposes, all Work Product conceived or developed by the Executive relating to the business of the Company which does not otherwise belong to Employee’s former employer or to which the former employer has no legal right or claim. Executive hereby irrevocably extinguishes for the benefit of the Company and its assigns any moral right to the Work Product recognized by applicable law, All Work Product shall be considered a work made for hire by Executive and owned by Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for Company, or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Executive agrees to assign, and upon creation thereof automatically assign, without further consideration, the ownership of all trade secrets, copyrights, patentable inventions, and other intellectual property rights therein to Company, its successors and assigns. Company, its successors, and assigns, shall have the right to obtain and hold in its or their own name copyrights, patents, registrations and any other protection available in the foregoing. For purposes hereof; a “trade secret” shall mean any information, including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use and are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. Executive agrees to perform, upon the reasonable request of Company and at no cost to the Company (other than travel out of pocket costs where applicable), during or after the period(s) that this Agreement remains in effect, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of Work Product, or to enforce the Company’s Work Product against third parties. When requested, Executive shall promptly and at no cost to the Company (other than travel out of pocket costs, where applicable): (a) execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance; (b) obtain and aid in the enforcement of copyright and, if applicable, patents with respect to the Work Product in any countries; (c) provide testimony in connection with any enforcement proceeding or any proceeding affecting the right, title or interest of Company in any Work Product; and (d) perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

D.                                    Inventions. All discoveries, designs, improvements, ideas and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of Company or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of Company that have been, or may be, conceived, developed or made by Executive during the Employment Term (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of Company. Executive shall immediately disclose to Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by Company to perfect Company’s title thereto, or to the patents issued thereon, or to otherwise secure and protect Company’s property rights therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed or made by Executive during employment with Company. The Company acknowledges and agrees that the provisions of this paragraph shall not apply to any invention for which no equipment, supplies, facilities or trade secret (or proprietary) information of Company is used by Executive and which is developed entirely on Executive’s own time, unless (a) such invention related to the business of Company or to Company’s actual or demonstrably anticipated research or development; or (b) such invention results from any work performed by Executive for Company.

E.                                      Acknowledgment. Executive acknowledges that all of the restrictions set forth in this Section entitled “Covenants of the Executive” are reasonable in scope and essential to the preservation of Company’s business and proprietary properties and that the enforcement thereof will not in any manner preclude Executive, in the event of Executive’s termination of employment with Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of his family, and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

F.                                      Representations and Warranties. Executive represents and warrants to the Company as follows: (a) Executive is under no contractual or other restriction or obligation which may conflict with or be inconsistent with the execution of this Agreement or with the performing of any duties for Company, or any other rights of Company; (b) neither Company nor any of its affiliates nor any of their respective officers, directors, employees, agents or employees has requested that Executive communicate or otherwise make available to any such parties at any time any proprietary information, data, trade secrets, or other confidential information belonging to Executive’s former employers or others.

G.                                     Severability. All of the covenants of Executive contained in this Section entitled “Covenants of the Executive” shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. Both parties hereby expressly agree that it is not the intention of either party to violate any public policy, statutory or common law. If any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

H.                                    Remedies. The Executive agrees that irreparable harm would result from any breach by Executive of the covenants of this Section 8 in particular, and this Agreement in general, and that monetary damages alone would not provide the Company adequate relief for any such breach. Accordingly, if Executive breaches any covenant in this Section 8, the parties acknowledge that equitable or injunctive relief in favor of the Company is a proper remedy, and nothing in this Agreement shall be construed as precluding the Company from seeking such equitable or injunctive relief in a court of competent jurisdiction for Executive’s violations of Section 8. Any award of equitable or injunctive relief shall not preclude the Company from seeking or recovering any lawful compensatory damages that may have resulted from a breach of the covenants of this Agreement. Any waiver or failure to seek enforcement. or remedy for any breach or suspected breach of any covenant of Executive in this Agreement shall not be deemed a waiver of such provision in the future. Furthermore, the existence of any claim of Executive against the Company, whether based upon this Agreement or otherwise, shall not operate as a defense to the Company’s enforcement of any provision of this Agreement. Proceedings seeking equitable and injunctive relief to enforce the terms of this Section 8 may be brought in any court of competent jurisdiction.

9.                                       Attorneys’ Fees. In any action brought by any party under this Agreement to enforce any of its terms, or any appeal therefrom the prevailing Party shall be entitled to an award of its reasonable attorneys’ fees.

10.                                 Cooperation. Executive agrees that during the Employment Term, any Renewal Term and any other extension thereof; and after his termination of employment for any reason, whether initiated by the Company or by the Executive, he shall cooperate on a reasonable basis in the truthful and honest prosecution and/or defense .of any claim in which the Company, its affiliates and or its subsidiaries may have an interest (subject to reasonable limitations concerning time and place), which may include, without limitation, making himself available on a reasonable basis to participate in any proceeding involving the Company, its affiliates and/or it subsidiaries, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information.

11.                                 Executive Offices. The executive offices for MonoSol Rx LLC shall reside in the state of New Jersey.

12.                                 Travel Restrictions. As is reasonable, Executive has the right to refuse travel to destinations deemed politically unstable or otherwise hostile and/or those that may represent a danger to the Executive’s health and well-being.

13.                                 Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully paid, certified mail, return receipt requested, addressed to the following address:

If to the Company:                                           Keith Kendall
MonoSol Rx
30 Technology Drive
Warren, NJ 07059

If to the Executive:                                        Carl G. Fischer
30 Hillcrest Road
Whitehouse Station, NJ 08889

Either party may change the address to which notices to such party shall be delivered personally or mailed by giving notice thereof to the other party hereto.

14.                                 Venue; Jurisdiction. Any suit concerning this Agreement shall be filed solely in the courts of Tarrant County, Texas. In any action brought concerning or arising from this Agreement, Executive hereby agrees that he shall be subject to the jurisdiction of the state and federal courts of Texas.

15.                                 Binding Effect; Assignment. Executive shall not, without the prior written consent of the Company, assign, transfer, or otherwise convey this Agreement, or any right or interest herein. This Agreement, and all rights and obligations of the Company or any of its successors, may be assigned or otherwise transferred to any of its successors and shall be binding upon and inure to the benefit of its successors. As used herein, the term “successor” shall mean any person, corporation or other entity that, by merger, consolidation, purchase of stock, assets, liquidation, voluntary or involuntary assignment, or otherwise, acquires all or a substantial part of the assets of the Company or succeeds to one or more lines of business of the Company.

16.                                 Entire Agreement. This Agreement, and the Monosol Rx, LLC, Performance Units Plan, and all benefit plans, as amended from time to time, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter, including but not limited to any prior Employment Agreement. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by all of the parties hereto; any waiver by either party with respect to any provision hereof; or the breach of any provision hereof by the other party, need be signed only by the party waiving such Provision or breach; provided, further, that the waiver by either party hereto of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

17.                                 Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable in any respect, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held to be illegal, invalid, or unenforceable, shall not he affected thereby.

18.                                 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

19.                                 Counterparts. This Agreement may he executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.                                 Survival. The provisions of Sections 8-11 of this Agreement shall survive any termination of this Agreement and the termination of Executive’s employment. The provisions of Section 8-11 shall also survive any party’s decision not to extend this Agreement as provided in Section 2.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MonoSol RX, LLC

		By:	/s/ Keith J. Kendall

Date:	3/29/07	Title:	Sr. VP & CFO

Carl G. Fischer, Individually

Date:	3/28/07	/s/ Carl G. Fischer